Exhibit 10.2

Non-residential Lease Agreement

Belgrade,   August 8, 2014

Ltd. Vesna Pesic, hereinafter referred to as "Lessor" of the one part, and
ЕLITE BOOKS INC., hereinafter referred to as "Lessee", of the other part, have concluded this Agreement (hereinafter  - "Agreement") as follows:

1. Scope of agreement

1. Lessor  rents out and Lessee accepts the leasehold on non-residential premises, situated to the address Unit 10, Topličin Venac 17, 11000 Beograd, Serbia.
Purpose of use: lease for office premises

2. Rental rate and settlement procedure.

1. The amount of monthly rate for the premises rented as of the day of conclusion of the Agreement is $500 (five hundred) USD.
This agreement is concluded for a term of 12 months.
3. The rent is paid every month by the 15th of the month following the reporting directly by the Lessee to the settlement account of the Lessor or otherwise as agreed by the parties.
4. The changes of rental rate and procedure of settlement thereof is possible only upon mutual agreement of the parties in writing (Additional agreement).
5. Expenses for maintenance of the building and building services systems, territory maintenance, major and minor repairs (according to pre-approved estimate of expenses) of the commonly used premises and buildings are refunded by the Lessee to the Lessor proportionally to the area rented. The expenses stated in this paragraph are hereinafter referred to as "maintenance expenses" if unless the agreement otherwise requires. The minor repairs of the premises rented shall be done at the cost of the Lessee.
6. The maintenance expenses are not included in the rental rate.

3. Rights and liabilities of the parties

3.1. The Lessee shall:
1. Timely pay the rent for the premises rented according to the conditions and in terms set in p. 2.3.
2. Use the premises rented according to the designated use stated in the Agreement

3. Remove the material damage caused to the premises as a result of its activity (neglect).
4. Timely carry out minor repair of the premises stated in  p.1.1;
5. Not carry out without the Lessor's prior consent improvement works or replanning of the rented premises.
6.  Not infringe the rights of other lessees renting the premises in the same building;
7. Observe the "Rules of intra-facility pass control" and "Fire safety rules" acting on the Lessor's territory.
8. Without restrictions allow the Lessor's representatives to the rented premises for carrying out repairs, controlling the condition, appropriate maintenance and use of the premises. To the rented premises and buildings with a restricted mode of access the Lessor's representative is allowed in the Lessee's representative presence.
9. On expiration of the lease agreement or in the case of its early termination to pass the rented premises to the Lessor in the same condition as they were received taking into account a normal wear by the acceptance report.
3.2. The Lessee has the right:
1. To use the rented premises in accordance with conditions of this Agreement.
2. A priority right for conclusion of lease agreement for a new term under a condition of  proper performance of obligations foreseen by this Agreement.
3.  With a Lessor's consent carry out the necessary improvement or re-planning of the rented premises with the aim of technological processes improvement within its activity in accordance with p. 1.1. of the agreement, the cost of improvement shall not be compensated.
4. Early terminate the Agreement in general with a prior written notification not later than 1 month before termination of the Agreement. The Lessee has a right to terminate the Agreement immediately if the premises will appear in a condition unfit for service for which the Lessee is not liable.
3.3. The Lessor shall:
1. Pass the property to the Lessee according to the act reflecting the technical condition of the premises.
2. Carry out inventory of the leased property;
3. Carry out the major repair of the building at its sole cost.
4. Provide after a written request of the Lessee itemizations of the rent sums accrued and of expenses compensation for maintenance of the premises rented.
5. Take into consideration and approval the Lessee's propositions concerning improvement of the premises rented, re-planning and repair thereof.

3.4. The Lessor has a right:
1. To not interfere in the Lessee's economic activity, control the promptitude of rent payments and performance of other obligations foreseen by this agreement.

2. For compensation of damage caused by activity or neglect of the Lessee, that resulted in damage or destruction of the premises passed in lease, as well as other losses resulting from neglect or inappropriate performance of obligations by the Lessee.
3. For a unilateral early termination of the Agreement in the cases foreseen by the Agreement and legislation.

4. Liability of parties and procedure of disputes settlement

1. In the case of late payment of the rent or other payments foreseen by the agreement, the Lessor pays a fee to the Lessor in amount of 0.1% of the payment for each day of the delay.
2. The Lessor is responsible for deficiencies of the premises passed in lease, fully or partially hindering the  intended use thereof .
3. In the case of infringement of the rented premises return term, the Lessee pays to the Lessor a rental rate for the time of delay and compensates the losses caused to the Lesssor in the part not covered by the rental payments.
4. Compensation of losses and payment of fees (dues) does not indemnify the debtor from fulfilment of his responsibilities or removal of committed violations. Payment of penalties by the agreement is made to the settlement account of the Lessor.

5. Change, termination and renewal of agreement procedure

1. The agreement may be changed or terminated by written Additional agreements of the parties except for the cases of unilateral change or termination foreseen by the Agreement.
2. All changes and additions to this agreement duly completed, are an integral part of this agreement.
3. The Agreement may be terminated unilaterally on a demand of the Lessor in the following cases:
-- when the Lessee uses the premises as a whole or partially not according to the intended use, in the cases of sublease without the Lessor's written consent, and in the case of use of rental rights as investment to another legal entity or as a subject of a pledge;
-- in the case of rearrangement or re-planning of the premises by the Lessee without prior written consent of the Lessor;
-- under condition that the Lessee did not pay the rent in accordance with the p.2.3. of the Agreement notwithstanding of compensation of losses and settlement of contractual and legislative sanctions.
5.4. If a month prior to rent termination non of the parties submits to the other party a written refusal of agreement renewal the agreement will automatically be prolonged on the same terms for an indefinite period. In this case each of the parties has a right to terminate the agreement any time with a prior notification of the other party a month earlier.

6.  Other conditions

6.1. The lease agreement is subject to state registration (in the case of rental term over 1 year) within a stated procedure. The liability of state registration and settlement of the expenses at its own cost is charged on the Lessee.
6.2. The Lessor guarantees that the premises rented out are not in custody, pledged or encumbered.
6.3. In the case of rental rent change p.2.4. of this agreement, it comes into force 10 days after the Lessee signs the documents concerning the change.
6.4. In the case of default by the Lessee of p.6.1. of this agreement, the lease agreement is regarded as not concluded and does not result in origin of a rental right.
6.5. This agreement shall apply to a period of actual use of the property under this agreement by the Lessee (in accordance with Delivery acceptance report).
6.6. This agreement is made in three copies of equal legal force, one for each Party, and the third copy - for the registration authority.

7. Details and signatures of the parties

Lessor:	Lessee:

Vesna Pesic	ЕLITE BOOKS INC.